EXHIBIT 3.1
AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
USG CORPORATION
USG Corporation, a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “Corporation”) DOES HEREBY CERTIFY THAT:
FIRST:  This Amendment to the Restated Certificate of Incorporation (the “Certificate of Incorporation”), of the Corporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
SECOND: Article THIRTEENTH of the Restated Certificate of Incorporation is hereby amended by amending and restating clause (ix) of Part (a) of article THIRTEENTH in its entirety as follows:
“(ix)         “Expiration Date” means the earliest of (1) the close of business on May 31, 2019, (2) the repeal of Section 382 of the Code or any successor statute if the Board of Directors determines that this article THIRTEENTH is no longer necessary or desirable for the preservation of Tax Benefits, (3) the close of business on the first day of a taxable year of the Corporation as to which the Board of Directors determines that no Tax Benefits may be carried forward or (4) such date as the Board of Directors shall fix in accordance with Part (l) of this article THIRTEENTH.”
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be executed on this 11th day of May, 2016.

USG CORPORATION

By:	/s/ Michelle M. Warner
Name: Michelle M. Warner
Title: Senior Vice President, General Counsel and Corporate Secretary